EXHIBIT 11




                                        DynCorp and Subsidiaries
                               Computations of Earnings Per Common Share
                              (Dollars in thousands except per share data)



                                                     Year Ended December 31,
                                                 1994         1993        1992

Primary and Fully Diluted

Earnings:
 Loss before extraordinary item             $ (12,831)  $  (13,414)   $ (20,816)
 Extraordinary gain (loss)                        -            -         (2,526)
 Net loss                                     (12,831)     (13,414)   $ (23,342)
 Preferred stock Class A dividends declared
  and paid and accretion of discount              -             -           959
 Preferred stock Class C dividends
  not accrued or paid                           1,606        1,347        1,129
 Net loss for common stockholders           $ (14,437)  $  (14,761)   $ (25,430)

Shares:
 Weighted average common shares
  outstanding                               6,802,012    5,141,319    5,102,621

Earnings (loss) per common share:
 Loss before extraordinary item             $  (2.12)   $    (2.87)   $   (4.49)
 Extraordinary gain (loss)                         -             -        (0.49)
 Net loss for common stockholders           $  (2.12)   $    (2.87)   $   (4.98)